                                                           Item 7, Exhibit No. 1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               PRACTICEWORKS, INC.

                              EASTMAN KODAK COMPANY

                                       AND

                             PEACH ACQUISITION, INC.

                                   DATED AS OF

                                  JULY 20, 2003
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                                TABLE OF CONTENTS

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RECITALS ...........................................................................     1

ARTICLE I - THE MERGER

      1.01        The Merger .......................................................     2
                  (A) The Continuing Corporation ...................................     2
                  (B) Certificate of Incorporation; Bylaws; Directors; Officers ....     2
      1.02        Effective Date ...................................................     3
ARTICLE II - CONSIDERATION

      2.01        Consideration ....................................................     3
                  (A) Outstanding Acquisition Sub Common Stock .....................     3
                  (B) Outstanding Company Common Stock .............................     3
                  (C) Outstanding Company Series B Preferred Stock .................     3
      2.02        Stockholder Rights ...............................................     3
      2.03        Exchange Agent and Exchange Procedures ...........................     4
      2.04        Excluded Shares ..................................................     5
      2.05        Stock Options and Warrants .......................................     5
      2.06        Appraisal Rights .................................................     6
ARTICLE III - ACTIONS PENDING CONSUMMATION

      3.01        Forbearances of the Company ......................................     7
                  (A) Ordinary Course ..............................................     7
                  (B) Capital Stock ................................................     7
                  (C) Dividends or Distributions ...................................     7
                  (D) Compensation; Employment Agreements; Related Matters .........     7
                  (E) Benefit Plans ................................................     8
                  (F) Dispositions .................................................     8
                  (G) Acquisitions .................................................     8
                  (H) Authorizations, Permits ......................................     8
                  (I) Governing Documents ..........................................     8
                  (J) Contracts ....................................................     8
                  (K) Claims .......................................................     8
                  (L) Current Budget and Plans .....................................     9
                  (M) Indebtedness; Liens ..........................................     9
                  (N) Off-Balance Sheet Financings .................................     9
                  (O) Adverse Actions ..............................................     9
                  (P) Violative Actions ............................................     9
      3.02        Forbearances of Purchaser and Acquisition Sub ....................     9
ARTICLE IV - REPRESENTATIONS AND WARRANTIES

      4.01        Representations and Warranties of the Company ....................    10
                  (A) Organization, Standing, Authority And Registrations ..........    10
                  (B) Shares .......................................................    10
                  (C) Options, Warrants, Deferred Stock Grants, Rights .............    10
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                         Table of Contents-(continued)

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                  (D) Company Subsidiaries .........................................    11
                  (E) Corporate Power ..............................................    11
                  (F) Corporate Authority ..........................................    11
                  (G) No Defaults ..................................................    12
                  (H) Company Reports ..............................................    12
                  (I) Absence Of Undisclosed Liabilities ...........................    13
                  (J) Absence of Changes ...........................................    13
                  (K) Properties ...................................................    13
                  (L) Litigation; Regulatory Action ................................    13
                  (M) Compliance with Laws .........................................    14
                  (N) Contracts ....................................................    14
                  (O) No Brokers ...................................................    16
                  (P) Employee Benefit Plans .......................................    17
                  (Q) Labor Relations ..............................................    18
                  (R) Insurance ....................................................    19
                  (S) Environmental Matters ........................................    19
                  (T) Taxes ........................................................    20
                  (U) Accuracy of Information ......................................    22
                  (V) Proprietary Rights ...........................................    22
                  (W) No Restrictive Agreements ....................................    24
                  (X) Absence of Questionable Payments .............................    24
                  (Y) Opinion of Financial Advisor .................................    24
      4.02        Purchaser and Acquisition Sub Representations and Warranties .....    24
                  (A) Recitals .....................................................    25
                  (B) Corporate Authority ..........................................    25
                  (C) No Defaults ..................................................    25
                  (D) Accuracy of Information ......................................    25
                  (E) Capital Resources ............................................    25
ARTICLE V - COVENANTS

      5.01        Efforts ..........................................................    26
      5.02        Company Proxy Statement; Stockholder Approval ....................    26
      5.03        Compliance with Securities Laws ..................................    26
      5.04        Press Releases ...................................................    27
      5.05        Access; Information ..............................................    27
      5.06        Acquisition Proposals ............................................    27
      5.07        Regulatory Applications ..........................................    28
      5.08        Current Information ..............................................    29
      5.09        Indemnification/Liability Coverage ...............................    30
      5.10        Certain Tax Elections ............................................    30
      5.11        Certain Intellectual Property Information ........................    31
      5.12        Consents, Permits, Authorizations ................................    31
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                                       ii
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                         Table of Contents-(continued)
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      5.13        Warrant ..........................................................    31

ARTICLE VI - CONDITIONS TO CONSUMMATION OF THE MERGER

      6.01        Conditions to Each Party's Obligation to Effect The Merger .......    31
                  (A) Stockholder Approvals ........................................    32
                  (B) Regulatory Approvals .........................................    32
                  (C) No Injunction ................................................    32
                  (D) No Litigation ................................................    32
      6.02        Conditions to Obligation of the Company ..........................    32
                  (A) Representations and Warranties ...............................    32
                  (B) Performance of Obligations of Purchaser and Acquisition Sub ..    32
      6.03        Conditions to Obligation of Purchaser and Acquisition Sub ........    33
                  (A) Representations and Warranties ...............................    33
                  (B) Performance of Obligations of the Company ....................    33
                  (C) Company Third Party Consents .................................    33
                  (D) Working Capital Deficit ......................................    33
                  (E) Opinions of Counsel ..........................................    33
                  (F) Resignations .................................................    34
                  (G) Company Directors' and Officers' Tax Certificates ............    34
ARTICLE VII - TERMINATION

      7.01        Termination ......................................................    34
      7.02        Effect of Termination ............................................    35
ARTICLE VIII - OTHER MATTERS

      8.01        Survival .........................................................    35
      8.02        Waiver; Amendment ................................................    35
      8.03        Counterparts .....................................................    36
      8.04        Governing Law ....................................................    36
      8.05        Expenses .........................................................    36
      8.06        Confidentiality ..................................................    36
      8.07        Notices ..........................................................    36
      8.08        Definitions ......................................................    37
      8.09        Entire Understanding; No Third Party Beneficiaries ...............    38
      8.10        Employee Matters .................................................    39
      8.11        Headings .........................................................    39
      8.12        Interpretation; Effect ...........................................    39
      8.13        Binding Effect ...................................................    39
EXHIBITS
      Exhibit A - Certificate of Merger

SCHEDULES
      Schedule 3.01(B) - Capital Stock
      Schedule 3.01(E) - Benefit Plan Contractual Obligations
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Schedule 3.01(F) - Dispositions.....................................................
Schedule 3.01(G) - Acquisitions.....................................................
Schedule 3.01(J) - Contracts........................................................
Schedule 3.01(L) - 2003 Budget......................................................
Schedule 3.01(M) - Permitted Liens..................................................
Schedule 3.01(N) - Off Balance Sheet Financings.....................................
Schedule 4.01(B) - Shares...........................................................
Schedule 4.01(C) - Agreements Related to Capital Stock..............................
Schedule 4.01(D) - Subsidiaries.....................................................
Schedule 4.01(G) - Regulatory Approvals.............................................
Schedule 4.01(H)(i) - Filing of SEC Reports.........................................
Schedule 4.01(I) - Absence of Undisclosed Liabilities...............................
Schedule 4.01(K) - Properties.......................................................
Schedule 4.01(L) - Litigation.......................................................
Schedule 4.01(M) - Compliance with Laws.............................................
Schedule 4.01(N)(i) - Company Contracts.............................................
Schedule 4.01(N)(ii) - Significant Contract Defaults................................
Schedule 4.01(N)(iii) - Contracts with Clients......................................
Schedule 4.01(O) - Brokers..........................................................
Schedule 4.01(P)(i) - Compensation and Benefit Plans................................
Schedule 4.01(P)(ii) - Multi-Employer Plans.........................................
Schedule 4.01(P)(iii) - Eligibility Criteria........................................
Schedule 4.01(P)(iv) - Change in Control Payments...................................
Schedule 4.01(Q)(ii) - Representatives of Non-U.S. Employees........................
Schedule 4.01(R) - Insurance........................................................
Schedule 4.01(S) - Environmental Matters............................................
Schedule 4.01(T) - Taxes............................................................
Schedule 4.01(V)(i) - Proprietary Rights............................................
Schedule 4.01(V)(iii) - Software....................................................
Schedule 4.01(W) - No Restrictive Agreements........................................
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                                       iv
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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, is dated as of the 20th day of July, 2003 (as it may be amended from time to time hereafter, the "Plan"), and is entered into by and among PracticeWorks, Inc., a Delaware corporation (the "Company"), Eastman Kodak Company, a New Jersey corporation ("Purchaser"), and Peach Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition Sub").

                                    RECITALS:

            (A) The respective Boards of Directors of Purchaser, Acquisition Sub and the Company have approved the Plan and declared advisable the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

            (B) The Company Board has determined that the acquisition of the Company by the Purchaser as described herein is advisable and fair to, and in the best interests of, the stockholders of the Company and has resolved to recommend that the Plan be adopted by the stockholders of the Company;

            (C) Contemporaneously with the execution and delivery of the Plan, as a condition and inducement to Purchaser's and Acquisition Sub's willingness to enter into the Plan, all of the directors and executive officers, in their capacity as stockholders of the Company, are entering into a voting and irrevocable proxy agreement (the "Stockholders' Agreement") pursuant to which, among other things, such stockholders will vote their shares of the Company's capital stock in favor of the Merger and the transactions contemplated by the Plan;

            (D) Concurrently with its approval of the execution and delivery of the Plan, the Company Board has taken action to ensure that, pursuant to the Rights Agreement, dated as of November 6, 2002, between the Company and StockTrans, Inc., as Rights Agent (the "Company Rights Plan"): (i) neither Purchaser nor Acquisition Sub will become an "Acquiring Person" (as defined in the Company Rights Plan) as a result of the Plan, the Merger or the Stockholders' Agreement; (ii) no "Share Acquisition Date" or "Distribution Date" (each as defined in the Company Rights Plan) will occur as a result of the execution, delivery or approval by stockholders of the Plan, the consummation of the Merger in accordance with the Plan or the execution, delivery or performance of the Voting Agreement; and (iii) all outstanding rights to purchase Series D Participating Cumulative Preferred Stock of the Company issued and outstanding under the Company Rights Plan will expire without further action or consideration as of the Effective Time; and

            (E) Concurrently with its approval of the execution and delivery of the Plan, the Company Board has taken such actions as may be required to cause
Section 203 of the DGCL not to apply to the Plan or the transactions contemplated hereby and resolved that it will not withdraw, revoke or modify its action in any manner which would cause Section 203 of the

DGCL or any other state takeover statute to become applicable to the Plan and the transactions contemplated hereby.

            In consideration of their mutual promises and obligations, the parties hereto adopt and make the Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, as follows (capitalized terms are used with the meanings ascribed thereto in the Plan at the locations noted in SECTION 8.08(C)):

                                    ARTICLE I

                                   THE MERGER

1.01. THE MERGER. On the Effective Date:

      (A) The Continuing Corporation. Acquisition Sub shall merge with and into the Company, the separate existence of Acquisition Sub shall cease and the Company (sometimes hereinafter referred to from and after the Effective Time as the "Continuing Corporation") shall survive the Merger. The name of the Continuing Corporation shall be "PracticeWorks, Inc." The Continuing Corporation shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Continuing Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

      (B) Certificate of Incorporation; Bylaws; Directors; Officers. The certificate of incorporation and by-laws of the Continuing Corporation shall be those of the Acquisition Sub in effect immediately prior to the Effective Time. The directors of Acquisition Sub in office immediately prior to the Effective Time shall be the directors of the Continuing Corporation and the officers of Acquisition Sub in office immediately prior to the Effective Time shall be the officers of the Continuing Corporation, in each case, together with such other or additional directors and officers as may thereafter be elected, who in the case of directors shall hold office until such time as their successors are elected and qualified.

1.02. EFFECTIVE DATE.

      (A) If the conditions set forth in ARTICLE VI have been satisfied or waived in writing, the effective date (the "Effective Date") of the Merger shall be the date of the Meeting as described in SECTION 5.02. If those conditions have not been satisfied or waived on such date, the Effective Date shall occur on such later date as the parties hereto mutually agree after such conditions are satisfied or waived; provided, however, that if the parties are not able to agree upon such date, the Effective Date shall be such date as Purchaser shall notify the Company in writing not less than five (5) days prior thereto, which date shall not be more than fifteen (15) days after the satisfaction or waiver of such conditions. Notwithstanding anything to the contrary in the preceding, the occurrence of the Effective Date shall be subject to the satisfaction or written waiver of all of the conditions set forth in ARTICLE VI.

      (B) Prior to or on the Effective Date, Acquisition Sub and the Company shall execute and deliver to the Secretary of State of the State of Delaware, a certificate of merger, in substantially the form of EXHIBIT A hereto in accordance with applicable law, specifying the date and time at which the Merger shall become effective. The time on the Effective Date at which the Merger becomes effective is referred to as the "Effective Time." On the date of such filing, a closing shall be held at 10:00 a.m., Eastern Standard Time, on the Effective Date at such location as the parties hereto shall otherwise agree.

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                                   ARTICLE II

                                  CONSIDERATION

2.01. CONSIDERATION. Subject to the provisions of the Plan, at the Effective
Time:

      (A) Outstanding Acquisition Sub Common Stock. Each of the shares of Acquisition Sub common stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, become and be converted into one validly issued, fully paid and non-assessable share of Company Common Stock, which shall be owned by Purchaser, and which shall constitute all of the issued and outstanding capital stock of the Company.

      (B) Outstanding Company Common Stock. Each share (excluding shares held by the Company or any Company Subsidiaries ("Excluded Shares") and Dissenting Shares) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted solely into the right to receive from Purchaser $21.50 in cash without interest (the "Common Stock Merger Consideration").

      (C) Outstanding Company Series B Preferred Stock. Each share, other than Excluded Shares and Dissenting Shares, of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive an amount in cash, without interest, equal to the greater of: (i) the Liquidation Preference (as defined in the Company's Certificate of Designation, Powers, Preferences and Rights of the Series B Convertible Preferred Stock, as filed with the Delaware Secretary of State on March 20, 2002 (the "Certificate of Designation")) of the Company Series B Preferred Stock as of the Effective Time, plus an amount per share of Series B Preferred Stock equal to the sum of (a) all dividends (whether or not declared) accrued and unpaid thereon to the Effective Time to the extent not already included in the Liquidation Preference, and (b) the amount of all dividends that would accrue thereafter on such share if it were outstanding through August 8, 2006; or (ii) an amount per share that would be distributed among the holders of Company Series B Preferred Stock pro rata based on the number of Shares of Company Common Stock that such holders would receive assuming conversion of all outstanding shares of the Company Series B Preferred Stock pursuant to Section 7 of the Certificate of Designation, as such Certificate of Designation may subsequently be amended (the "Preferred Stock Merger Consideration"). The Common Stock Merger Consideration and the Preferred Stock Merger Consideration are sometimes referred to herein collectively as the "Merger Consideration."

2.02. STOCKHOLDER RIGHTS. At the Effective Time, other than pursuant to SECTION 2.06, holders of Company Common Stock and Series B Preferred Stock shall cease to be, and shall have no rights as, stockholders of the Company, or other rights except the right to receive the Merger Consideration provided under this ARTICLE II, without interest.

2.03. EXCHANGE AGENT AND EXCHANGE PROCEDURES.

      (A) Purchaser shall designate StockTrans, Inc. to act as exchange agent and paying agent for the exchange of the certificates representing shares of Company Common Stock and Series B Preferred Stock for the Merger Consideration upon surrender of the certificates for the Company Common Stock or Series B Preferred Stock (the "Exchange Agent"). Purchaser will, on or prior to the Effective Time, deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Company Common Stock, Company Series B Preferred Stock and Company Derivative Securities.

      (B) As soon as reasonably practicable after the Effective Date, the Exchange Agent shall mail or cause to be mailed to each person who was a holder of record of shares of the Company Common Stock or Company Series B Preferred Stock, as the case may be, immediately prior to the Effective Time: (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of the certificates representing the Company Common Stock held by such holder (the "Common Stock Certificates") nominally representing the Company Common Stock; or
(iii) instructions for use in effecting the surrender of the certificates representing the Company Series B Preferred Stock held by such holder (the "Series B Preferred Stock Certificates") nominally representing the Company Series B Preferred Stock.

      (C) The Merger Consideration will be delivered to holders of Common Stock Certificates and holders of Series B Preferred Stock Certificates only upon such holder's delivery to the Exchange Agent of: (i) properly completed and duly executed transmittal materials as described in SECTION 2.03(B) (in the form provided by the Exchange Agent); and (ii) the certificates representing all of such shares of Company Common Stock or Series B Preferred Stock, as the case may be, or an indemnity in form and substance satisfactory to the Purchaser and the Exchange Agent, in their reasonable judgment, if any of such certificates are lost, stolen or destroyed. Promptly after such delivery, the Exchange Agent shall mail its check to the address specified by the holder in the letter of transmittal in the aggregate amount of the Common Stock Merger Consideration for the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time or the aggregate amount of the Preferred Stock Merger Consideration for the number of shares of Company Series B Preferred Stock held by such holder immediately prior to the Effective Time. No interest will be paid or shall accrue on the Merger Consideration payable upon surrender of any such certificates. The Exchange Agent shall prepare and mail to each holder to whom Merger Consideration has been sent the appropriate Form 1099B.

      (D) Any amount of the Merger Consideration that remains undistributed to the holders of the Company Common Stock and the Company Series B Preferred Stock for a period of six (6) months after the Effective Time shall be delivered to Purchaser by the Exchange Agent upon demand, and any former stockholders of the Company who have not previously complied with this SECTION 2.03 shall thereafter look only to Purchaser for payment of their claim for the Merger Consideration.

      (E) Neither the Exchange Agent, nor any of the Company, Acquisition Sub or Purchaser shall be liable to any holder of shares of the Company Common Stock or the Company Series B Preferred Stock with respect to any amount of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

      (F) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company Common Stock or Series B Preferred Stock shall be made thereafter. In the event that, after the Effective Time, Company Common Stock Certificates or Series B Preferred Stock Certificates are presented to Purchaser or the Surviving Corporation in compliance with this
SECTION 2.03, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this SECTION 2.03, subject to applicable law in the case of Dissenting Shares.

2.04. EXCLUDED SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

2.05. STOCK OPTIONS AND WARRANTS. At the Effective Time, each outstanding Company Stock

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Option, Company Warrant, and Company Deferred Stock Grant (collectively,
"Company Derivative Securities"), whether or not exercisable or issuable (in the case of outstanding Company Deferred Stock Grants) at the Effective Time and regardless of the respective exercise (or base) prices thereof, if any, subject to the terms and conditions of the Company's 2000 Stock Option Plan, as amended to date, or other applicable governing document, will be addressed pursuant to the following provisions:

      (A) (i) Each Company Stock Option with an exercise (or base) price less than the per share Common Stock Merger Consideration; (ii) each Company Warrant with an exercise (or base) price less than the per share Common Stock Merger Consideration; and (iii) each Company Deferred Stock Grant, in each case whether vested or unvested or subject to any other restrictions at the Effective Time shall be converted into an obligation of the Purchaser to pay, and the right of the holder thereof to receive, in full satisfaction of each such Company Derivative Security, cash in an amount equal to: (a) in the case of each share of Company Common Stock underlying each Company Stock Option and Company Warrant, the excess of the Common Stock Merger Consideration per share over the exercise price of such Company Derivative Security, and (b) in the case of each share of Company Common Stock underlying each Company Deferred Stock Grant, the Common Stock Merger Consideration.

      (B) Each Company Derivative Security with an exercise (or base) price equal to or greater than the per share Common Stock Merger Consideration shall be cancelled as of the Effective Time and be of no further effect.

      (C) The Company Board shall take such actions prior to the Effective Time as may be necessary to cause the Company Derivative Securities to be treated as described in (A) and (B) above as of the Effective Time including, as necessary, amending the plans and agreements under which the Company Stock Options, Company Deferred Stock Grants and Company Warrants have been issued and, to the extent required under the terms of the Derivative Securities or the plans under which they were issued, obtaining the consent of the holders of the Company Derivative Securities to the amendments of the plans and agreements.

      (D) As soon as practicable and in any event no more than five (5) business days after the Effective Date, the Purchaser shall cause the Exchange Agent to send to the holders of all certificates previously representing Company Derivative Securities: (i) a transmittal letter (the "Derivative Security Transmittal Letter"); and (ii) instructions for use in surrendering any certificates, instruments or agreements representing the Company Derivative Securities; provided, however, that with respect to the exchange and payment for any Company Stock Option, such exchange and payment will be made based on the records of the Company's third party administrator of the Company's 2000 Stock Option Plan as of the Effective Date and all certificates, instruments, and agreements representing Company Stock Options and Company Deferred Stock Grants shall be deemed delivered and cancelled upon payment therefor.

      (E) In each case, promptly after receipt of a fully executed Derivative Security Transmittal Letter and such certificates, instruments or agreements nominally representing the Company Derivative Securities, the Exchange Agent shall mail its check to the address specified by the holder in the letter of transmittal in the aggregate amount of the consideration to which such holder is entitled as described in SECTION 2.05(A) above. No interest, dividends or other amount will be paid or shall accrue on the Company Derivative Securities from and after the Effective Time.

2.06. APPRAISAL RIGHTS.

      (A) Notwithstanding anything in the Plan to the contrary, shares of Company

Common Stock and Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company stockholders who have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be deemed to have been converted into and have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

      (B) The Company shall give Purchaser: (i) prompt notice of any demands for payment for Dissenting Shares pursuant to the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment pursuant to the DGCL. The Company shall not, except with the prior written consent of Purchaser or as otherwise required by applicable law, make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

                                   ARTICLE III

                          ACTIONS PENDING CONSUMMATION

3.01. FORBEARANCES OF THE COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by the Plan, without the prior written consent of Purchaser, the Company will not, and will cause each of the Company Subsidiaries not to:

      (A) Ordinary Course. Except as otherwise disclosed in Schedules 3.01(B), 3.01(F), 3.01(G), 3.01(J), 3.01(M), or 3.01(N) of the Disclosure Letter
delivered by the Company to the Purchaser simultaneously with the execution of this Plan (together with all other Schedules, the "Disclosure Letter"), (i) conduct the business of the Company (whether directly or by any of the Company Subsidiaries, the "Company's Business") and the business of Trophy Radiologie, S.A. (the "Trophy Business") other than in the ordinary and usual course, (ii) fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, and employees, or (iii) take any action reasonably likely to have a Material Adverse Effect; including, whether in writing or orally, special promotions to clients or customers, special incentives to sales employees, sales with return rights, release of reserves for bad debt and service obligations, changes in methodology for booking revenues, extending terms, or other similar activities.

      (B) Capital Stock. Other than pursuant to exercise or conversion prior to the Effective Time of the Company Derivative Securities outstanding on the date hereof in accordance with their terms and except as described in Schedule 3.01(B) of the Disclosure Letter: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or issuance of, any shares of capital stock of the Company or of any Company Subsidiary, including any Rights, any employee stock options, warrants, deferred stock grants or other rights to acquire capital stock or its equivalents; or (ii) enter into any agreement with respect to the foregoing. Except with respect to the Rights disclosed on
Schedule 3.01(B) of the Disclosure Letter, the Company shall cause all rights to acquire outstanding shares of the capital stock of any of the Company

Subsidiaries held by entities other than Company or the Company Subsidiaries to be cancelled as of the Effective Date so that the Company or a Company Subsidiary holds all of the outstanding capital stock of all Company Subsidiaries as of the Effective Date and there are no outstanding options, warrants or other rights to acquire capital stock of any Company Subsidiary as of the Effective Date.

      (C) Dividends or Distributions. Make, declare, pay or set aside for payment any dividend or other distribution with respect to capital stock in cash, in any other assets or in Company capital stock (other than dividends from wholly owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary and dividends that may accrue under the Certificate of Designation prior to the Effective Date) on or in respect of, or declare or make any distribution on, any shares of its capital stock.

      (D) Compensation; Employment Agreements; Related Matters. Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any Company Subsidiary, or grant any salary, pay or wage increase or increase any employee benefit, or cause to accrue any obligation of the Company or any Company Subsidiary for extraordinary payments except: (i) for changes that are required by applicable law; (ii) to satisfy contractual obligations existing as of the date hereof under employment, consulting, severance, change of control or other agreements; (iii) for employment or other arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice in accordance with the Company's budget as described in
SECTION 3.01(L) below; or (iv) for normal individual increases in compensation to employees, other than those whose base annual compensation is in excess of $100,000, in the ordinary course of business consistent with past practice.

      (E) Benefit Plans. Establish or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of the Company Subsidiaries.

      (F) Dispositions. Except for the dispositions described on Schedule 3.01(F) of the Disclosure Letter and the sale of assets, inventory and services in the ordinary course of business consistent with past practice, sell, transfer, lease, mortgage, encumber, or license or otherwise dispose of any of its assets, business or properties.

      (G) Acquisitions. Except for the purchase of assets as described on
Schedule 3.01(G) of the Disclosure Letter, acquire any assets, business, or properties of any other entity.

      (H) Authorizations, Permits. Transfer from the Company or permit any Company Subsidiary to transfer, encumber, permit to lapse or expire, or fail to obtain any authorization, permit, marketing authorization or other approval of any Governmental Authority material to the business or operations of the Company or any Company Subsidiary.

      (I) Governing Documents. Except for any amendment to the Company's Certificate of Incorporation required in connection with the approval of the Plan by the holders of the Series B Preferred Stock, amend the Company's Certificate of Incorporation or by-laws or the charter or by-laws of any of the Company Subsidiaries.

      (J) Contracts. Except for the items described on Schedule 3.01(J) of the Disclosure Letter and contracts with customers in the ordinary course of business, enter into or terminate any material contract, or amend or modify in any material respect any of its existing Significant

Contracts or any license or agreement relating to the use by the Company or any of the Company Subsidiaries of any Intellectual Property or any license to another person by the Company or any of the Company Subsidiaries of any Intellectual Property other than in connection with the sale of Products in the ordinary course.

      (K) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding in an amount of not more than $100,000 (net of the amount of: (i) applicable insurance coverage not disputed by the insurance carrier;
(ii) claims paid by indemnification obligations of third parties; and (iii) a specifically identified balance sheet reserve reflected on the Company's Financial Statements).

      (L) Current Budget and Plans. Take any actions, including acquisition of capital items, hiring of employees, changes in warranties, sales promotions of products or services of the Company or the Company Subsidiaries not clearly identified and provided for in the Company's budget for 2003 as set forth on
Schedule 3.01(L) of the Disclosure Letter or take any action or fail to take any action reasonably required in order to complete the development of new products under development in accordance with the development plans previously delivered to Purchaser. Notwithstanding the foregoing, the Company may take actions that deviate from such budget so long as the aggregate expenditures resulting from such actions do not exceed $250,000.

      (M) Indebtedness, Liens. Except as listed on Schedule 3.01(M) of the Disclosure Letter, incur any indebtedness, incur any obligations to guarantee or secure the liabilities of others, including any obligation of the Company with respect to obligations of the Company Subsidiaries, or any obligation of the Company Subsidiaries for liabilities of the Company or any other Company Subsidiary; or incur or permit to exist any Lien on any assets or rights of the Company or any Company Subsidiary, except as listed on Schedule 3.01(M) of the Disclosure Letter.

      (N) Off Balance Sheet Financings. Except as described in Schedule 3.01(N) of the Disclosure Letter, enter into, or permit any Company Subsidiary to enter into, any sale/lease back, synthetic lease, receivables financing or other transaction however entitled which would or could be excluded from the Company's balance sheet prepared in accordance with GAAP.

      (O) Adverse Actions. Take any action that is intended or is reasonably likely to: (i) result in any of its representations and warranties set forth in the Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time; (ii) result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied; or (iii) result in a violation of any provision of the Plan, or cause any covenants or agreements of the Company or any of the Company Subsidiaries not to be fulfilled in accordance with their terms.

      (P) Violative Actions. Take any action or enter into any agreement or commitment which would be in violation of any of the foregoing.

3.02. FORBEARANCES OF PURCHASER AND ACQUISITION SUB. From the date hereof until the Effective Time, except as expressly contemplated by the Plan, without the prior written consent of the Company, which consent shall not be unreasonably withheld, neither Purchaser nor Acquisition Sub will, and each will cause each of their respective Subsidiaries not to, take any action that is intended or is reasonably likely to: (i) result in any representations and warranties of Purchaser or Acquisition Sub set forth in the Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time; (ii) result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied; or (iii) result in a material violation of any provision of the Plan, or cause any covenants or agreements of the Purchaser or Acquisition Sub not to be fulfilled in accordance with their terms.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser and Acquisition Sub as follows:

      (A) Organization, Standing, Authority and Registrations. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Atlanta, Georgia. As of the date hereof, the Company has 100,000,000 authorized shares of common stock, par value $0.01 per share ("Company Common Stock") and 20,000,000 authorized shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"), of which 17,720,002 shares of Company Common Stock and 955,779 shares of Series B Convertible Preferred Stock ("Company Series B Preferred Stock") were issued and outstanding as of the date hereof. The Company is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified is not reasonably likely to have a Material Adverse Effect on the Company or the Company's Business. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which is not reasonably likely to have a Material Adverse Effect.

      (B) Shares. The outstanding shares of Company Common Stock and Series B Preferred Stock are validly issued and outstanding, fully paid and nonassessable. As of the date hereof, except as described on Schedule 4.01(B) to the Disclosure Letter and other than pursuant to the Company Rights Plan, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Derivative Securities as of the date hereof are listed on Schedule 4.01(B) of the Disclosure Letter.

      (C) Options, Warrants, Deferred Stock Grants, Rights. Schedule 4.01(C) of the Disclosure Letter contains a list of all plans, agreements or other arrangements pursuant to which the Company has issued any options, warrants and other rights to acquire the capital stock of the Company. As of the date hereof, the Company has outstanding employee stock options to purchase 5,778,273 shares of the Company's common stock and outstanding stock options to purchase 25,000 shares of the Company's common stock issued to consultants or others (collectively, "Company Stock Options"), warrants to purchase 506,560 shares of the Company's common stock ("Company Warrants"), deferred stock grants to acquire 140,283 shares of the Company's common stock ("Company Deferred Stock Grants") and rights pursuant to the Company Rights Plan. Schedule 4.01(C) of the Disclosure Letter lists the exercise or strike prices of all outstanding Company Stock Options and Company Warrants and the number of shares issuable upon exercise of such Company Stock Options and Company Warrants at each such price, and the number of shares covered. There are no preemptive rights in respect of the Company Common Stock.

      (D) Company Subsidiaries. Schedule 4.01(D) of the Disclosure Letter contains a list of all the Company Subsidiaries. Except as set forth on Schedule 4.01(D) of the Disclosure Letter, no equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of capital stock of a Company Subsidiary. All of the shares of capital stock of each Company Subsidiary are duly and validly authorized and issued, fully paid and nonassessable and, except as set forth on Schedule 4.01(D) of the Disclosure Letter, are owned by the Company or a Company Subsidiary free and clear of any liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults, or equities of any character or claims or third party rights of whatever nature (collectively, "Liens"). Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified will not have a Material Adverse Effect. The term "Company Subsidiary" means any entity in which the Company, directly or indirectly, (i) owns or controls fifty percent (50%) or more of any class of such entity's voting securities or is entitled to elect one or more members of the governing board of such entity; (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or (iv) otherwise has effective control by contract, the ability to elect a majority of the directors, trustees or managing members thereof, or otherwise. None of the Company nor any Company Subsidiary owns any other equity interest in any other entity or has any obligation to make any contribution to the equity of, acquire any equity of or make any loan or guaranty of any liability of any other entity except as described on Schedule 4.01(D) of the Disclosure Letter.

      (E) Corporate Power. The Company and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.

      (F) Corporate Authority. The Board of Directors of the Company (the "Company Board") has approved the Plan and has authorized the execution hereof in counterparts. Subject to any necessary receipt of approval by its stockholders referred to in SECTION 6.01(A), each of the Plan and the transactions contemplated hereby has been authorized by all necessary corporate action of the Company, and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (G) No Defaults. Except as described on Schedules 4.01(G) and 4.01(N)(ii) of the Disclosure Letter, subject to the approval by the stockholders of the Company, the required regulatory approvals listed on Schedule 4.01(G) of the Disclosure Letter, the required filings under federal and state securities laws, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and approvals of any applicable exchange or stock market of the Merger and the other transactions contemplated hereby, the execution, delivery and performance of the Plan and the consummation by the Company of the transactions contemplated hereby, does not and will not: (i) constitute a breach or violation of, or a default under, or cause or allow the acceleration pursuant to, any material law, rule or regulation or any judgment, decree, order, material permit or license; (ii) constitute a breach or violation of, or default under, or cause or allow the acceleration of any obligation pursuant to any Significant Contract; (iii) constitute a breach or violation of, or a default under, its Certificate of Incorporation or By-laws, or similar governing documents of the Company or any Company Subsidiary; or (iv) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or nongovernmental permit or license or the consent, or, except to the extent that the failure to obtain such consent or approval would not have a Material Adverse Effect, approval of any other party to any such agreement, indenture or instrument.

      (H) Company Reports.

            (i) Except as set forth on Schedule 4.01(H)(i) of the Disclosure Letter, the Company has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since February 20, 2001, with the Securities and Exchange Commission ("SEC") (all such reports being collectively referred to herein as the "Company Reports"). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of the Plan with respect to Company Reports filed before the date of the Plan), each of the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the SEC, including Regulation FD, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the Company Reports. The Company has not received any comments from the staff of the SEC nor any notice that a review of the Company Reports is imminent or underway.

            (ii) The consolidated balance sheets of the Company as of December 31, 2002 and 2001 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years ended December 31, 2002 and December 31, 2001 (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended December 31, 2002 (such statement, notes and any schedules thereto, the "Company's Financial Statements"), present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved except as otherwise noted therein, including all requirements of other applicable law including applicable provisions of the Sarbanes-Oxley Act of 2002 and all regulations of the SEC with respect thereto ("GAAP"). The Company has supplied the Purchaser with its unaudited consolidating and consolidated balance sheets for March 31, 2003 and June 30, 2003 and its unaudited consolidating and consolidated statements of earnings, stockholders' equity (consolidated only) and cash flows for the three and six (6) months then ended, as well as interim monthly financial statements for each month ended after June 30, 2003 to the month end which is not fewer than fifteen (15) days prior to the date of the Plan, each of which is accurate and complete, fully reflects the books and records of the Company and is prepared in accordance with GAAP consistently applied (except as indicated in the notes thereto) (the "Company's Interim Financials"). The Company maintains for itself and the Company Subsidiaries an adequate and standard system of accounting and internal controls established and administered in accordance with GAAP and any other applicable law. No Company Subsidiary has any obligation to make any filings with SEC or other Governmental Authority except for statutory audits of Company

Subsidiaries in Europe or other non-U.S. jurisdictions.

      (I) Absence of Undisclosed Liabilities. Except as described on Schedule 4.01(I) of the Disclosure Letter, none of the Company or the Company Subsidiaries has any obligation or liability (whether accrued, contingent or otherwise) other than: (i) liabilities accrued on the balance sheet contained in the Company's Financial Statements or described in the notes thereto; (ii) liabilities incurred in the ordinary and usual course of business since December 31, 2002 and reflected as incurred on the Company's Interim Financials; and
(iii) other liabilities which will not, individually or in the aggregate, have a Material Adverse Effect.

      (J) Absence of Changes. Since December 31, 2002, the Company's Business and Trophy's Business has been conducted in the ordinary and usual course, consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect.

      (K) Properties. None of the Company nor any Company Subsidiaries owns or has owned any real property. Except as described on Schedule 4.01(K) of the Disclosure Letter, the Company and the Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that: (i) do not impair the ability of the Company or the Company Subsidiaries to use such properties and assets in the ordinary course of business or (ii) are Liens for Taxes not yet due and payable. Schedule 4.01(K) of the Disclosure Letter lists all leases or other agreements for the use of real property and material personal property not owned by the Company or a Company Subsidiary but used in the business of the Company or a Company Subsidiary. All such property or assets are in good condition, reasonable wear and tear excepted. True and complete copies of all such leases or other agreements, and all amendments to, modifications of, or waivers relating to such leases or other agreements have heretofore been provided to Purchaser for review.

      (L) Litigation; Regulatory Action. Except as listed on Schedule 4.01(L) of the Disclosure Letter, no litigation, proceeding or controversy ("Litigation") before any court, arbitrator, mediator, or federal, state, local or foreign governmental authority, instrumentality or agency ("Governmental Authority"), is pending against the Company or the Company Subsidiaries which if determined adversely to the Company or the Company Subsidiary subject to the Litigation has or is reasonably likely to result in: (i) individually or in the aggregate a Material Adverse Effect; or (ii) the loss of any Intellectual Property used in any of the Company's or any Company Subsidiaries' products, and no such Litigation has been threatened in writing.

      (M) Compliance with Laws. Except as listed on Schedule 4.01(M) of the Disclosure Letter, to the knowledge of the Company:

            (i) Each of the Company and the Company Subsidiaries, in the conduct of its respective business, is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"), the Graham Leach Bliley Act of 1999, the rules and regulations and any orders of the U.S. Federal Food & Drug Administration ("FDA"), the European Medical Device Directive, regulations governing "CE" marking, laws governing the internet, health and safety, privacy and any similar statutes, laws, regulations, ordinances, rules judgments, orders or decrees, however designated, applicable to the Company, any of the Company Subsidiaries or their employees in any jurisdiction of the U.S. or outside the U.S., including the European Union, where the products and services of the Company's Business or Trophy's Business have been or are sold or planned to be sold (collectively, "Applicable Law"); and

            (ii) Each of the Company, the Company Subsidiaries, their respective officers and employees of any of the preceding has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit the Company and the Company Subsidiaries to own and operate their businesses as presently conducted and that are material to the Company's Business or Trophy's Business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and all marketing authorizations and other permits, however designated, authorizing the marketing and sale of the products of the Company and the Company Subsidiaries in each U.S. or non-U.S. jurisdiction from which revenues are derived, are held free and clear by the Company or a Company Subsidiary except as set forth on Schedule 4.01(M) of the Disclosure Letter, and, no suspension or cancellation of any of them is threatened in writing; and all such filings, applications and registrations are current.

      (N) Contracts.

            (i) Company Contracts. The Company has listed on Schedule 4.01(N) of the Disclosure Letter each of the following contracts, agreements, commitments, arrangements, leases, insurance policies, or other instruments to which either the Company or any Company Subsidiary is a party, or by which any of them is bound or to which any of their properties or assets is subject (each, a "Company Contract"):

                  (a) any contract providing for annual payments in excess of
            $100,000 or aggregate payments in excess of $250,000 and any trade obligations or purchase order or open accounts where the amount accrued exceeds $100,000;

                  (b) any lease of real property;

                  (c) any partnership, joint venture or similar contract, any other equity interests in any entity which is not a Company Subsidiary, or any rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person, or any obligation to make capital contributions, loans or investments in any person, or payments to any person for any development work with respect to the Products or future products of the Company or any Company Subsidiary;

                  (d) any executory or partially executory or uncompleted
            contract relating to the acquisition or disposition of any business or any significant assets (whether by merger, sale of stock, sale or purchase of assets or otherwise) including equipment, tooling, molds or other assets used or to be used in the production of the Products;

                  (e) any outstanding indenture, mortgage, promissory note, loan agreement, guarantee or other contract or commitment for the borrowing of money by the Company or any Company Subsidiary or the deferred purchase price of property in excess of $100,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

                  (f) any license, franchise or similar contract material to the
            Company or any Company Subsidiary or any agreement or license relating to any trade name or Intellectual Property that is material to the Company or any Company

            Subsidiary including all contracts, agreements, or assignments of Intellectual Property from any employee, former employee, consultant or contractor involved in the development of any Products or services or any Intellectual Property contained in or used in connection with such Products or services of the Company's Business or Trophy's Business which is currently being marketed or sold or licensed or supported (each, a "Product");

                  (g) all existing contractual obligations for continued
            employment, and all agreements for severance or change of control or similar payments and the amounts of such payments;

                  (h) any contracts between any employee, officer or director of the Company or any Company Subsidiary or any member of the immediate family of such persons or any corporation or other entity of which any employee, officer or director or immediate family member is an executive officer, director or controls, on the one hand, and the Company or any Company Subsidiary, on the other hand;

                  (i) any contract with any distributor of the Company's
            Business and the largest thirty (30) distributors, based on revenues, of Trophy's Business, any contracts with any network solution provider, or contracts with vendors for sale or service of Products offered in e-commerce; and

                  (j) all contracts, agreements and other document or
            instruments of the Company and the Company Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto and contracts to which Trophy is a party that are material to Trophy's Business.

A true and complete copy of each such Company Contract and all amendments to, modifications of or waivers related to such Company Contract have been supplied to Purchaser.

            (ii) Defaults. Except as described on Schedule 4.01(N)(ii) of the Disclosure Letter, as of the date hereof, none of the Company or any Company Subsidiary is in default in any material respect under any Company Contract that is identified as being a significant contract on Schedule 4.01(N)(ii) of the Disclosure Letter (each, a "Significant Contract") and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, which could permit the other party thereto to terminate the Significant Contract, to reduce the rights of the Company or the applicable Company Subsidiary, to seek substantial damages or any combination of the foregoing. Except as listed on Schedule 4.01(N)(ii) of the Disclosure Letter, no Significant Contract may be modified or is terminable by the other party thereto upon a change of control of the Company. To the knowledge of the Company, no other party to any Significant Contract is in default with respect thereto.

            (iii) Contracts with Clients. Except as set forth on Schedule 4.01(N)(iii) of the Disclosure Letter, or for instances of noncompliance which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with the terms of each contract with any customer to whom the Company or any Company Subsidiary provided goods or services in excess of $100,000 in 2002, or reasonably expects to provide such amount of goods or services in 2003 (each, a "Client") and there are no side letters, oral or written promises, or contract modifications outside the scope of the Company's standard agreements with any such Client and each such contract is in full force and effect with respect to the applicable Client. Except as described on Schedule 4.01(N)(iii) of the Disclosure Letter, there are no disputes pending or threatened in writing, or complaints outstanding with any Client under the terms of any such contract or with any former Client which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect or which would indicate any epidemic failure of any function of any Product.

      (O) No Brokers. All negotiations relative to the Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto or its affiliates for a brokerage commission, finder's fee or other like payment, except as listed on Schedule 4.01(O) of the Disclosure Letter.

      (P) Employee Benefit Plans.

            (i) Schedule 4.01(P)(i) of the Disclosure Letter is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar plans, contracts or arrangements maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries, other than arrangements to which the Company or any of the Company Subsidiaries are required to contribute under Applicable Law (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to Purchaser. The Company has filed all Forms 5500 due with respect to each Compensation and Benefit Plan in the U.S.

            (ii) All Compensation and Benefit Plans that are "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. None of the Company or any Company Subsidiary participates in or is obligated to contribute to any Multi-Employer Plan or similar concept for employees outside the U.S. except as set forth on Schedule 4.01(P)(ii) of the Disclosure Letter. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Code, has received a favorable determination letter or will timely request and expects to receive a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no litigation pending or threatened in writing relating to the Compensation and Benefit Plans, in the U.S. or in any jurisdiction outside the U.S. Neither the Company nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (iii) Neither the Company nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as mandated by the continuation coverage requirements of ERISA and the Code as to which the Company and the Company Subsidiaries are in compliance in all material respects. Except as described on Schedule 4.01(P)(iii) of the Disclosure Letter, there has been no amendment to, announcement by the Company or any of the Company Subsidiaries relating to, or change in eligibility criteria for employee participation or coverage under, any Compensation and Benefit Plan that is not reflected in such Compensation and Benefit Plan. The Company and the Company Subsidiaries who sponsor or contribute to Compensation and Benefits Plans subject to the jurisdiction of Governmental Authorities outside the United States are in substantial compliance with Applicable Law.

            (iv) Except as described on Schedule 4.01(P)(iv) of the Disclosure Letter, neither the execution and delivery of the Plan nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of the Company Subsidiaries other than as required under Applicable Law; (b) increase any benefits otherwise payable under any Compensation and Benefit Plan; (c) result in any acceleration of the time of payment, vesting or funding through a grantor trust, or otherwise of any such benefit; or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.

      (Q) Labor Relations.

            (i) No unfair labor practice charges or complaints involving the Company or any Company Subsidiary are pending or threatened in writing before the National Labor Relations Board ("NLRB") or any workers' council or any Governmental Authority with respect to U.S. or non-U.S. employees of the Company or any of the Company Subsidiaries.

            (ii) None of the Company nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization; is the subject of a proceeding seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment; or has any employees as to whom a labor union been certified by the NLRB as bargaining agent; except for the workers' councils or similar representatives of non-U.S. employees which are listed on Schedule 4.01(Q)(ii) of the Disclosure Letter, together with the material terms of any agreement between such entity and the applicable Company Subsidiary.

            (iii) There is no strike, slowdown, work stoppage, lockout or other labor dispute actually pending, or, to the knowledge of the Company, threatened against the Company or a Company Subsidiary.

            (iv) There is no current or, to the knowledge of the Company, threatened union organizing or election activities involving any nonunion employees of the Company or any Company Subsidiary.

            (v) The Company and each Company Subsidiary has complied in all material respects with all Applicable Laws including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the Americans With Disabilities Act, the Family and Medical Leave Act, nondiscrimination, human rights, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and all social charges, occupational safety and health and plant closing laws rules and regulations, and has not violated any person's rights, whether based in tort, contract or law, arising out of or relating in any way to that person's employment (actual or alleged), application for employment or termination of employment with the Company or any Company Subsidiary.

            (vi) The Company and the Company Subsidiaries with employees outside the

United States have complied with all other Applicable Laws with respect to such employees in all material respects.

      (R) Insurance. The Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or the Company Subsidiaries are in full force and effect and were issued in reliance on complete and accurate applications; the Company and the Company Subsidiaries are not in default thereunder or breach thereof; and all claims thereunder have been filed in due and timely fashion. No such claims in amounts in excess of $100,000 have been denied or are subject to a reservation of rights, except as set forth on Schedule 4.01(R) of the Disclosure Letter. A list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees, agents or independent contractors is set forth on Schedule 4.01(R) of the Disclosure Letter.

      (S) Environmental Matters. Except as disclosed in Schedule 4.01(S) of the Disclosure Letter: (i) the Company, the Company Subsidiaries or, to the Company's knowledge, any entities which formerly were subsidiaries of the Company or any Company Subsidiary ("Former Subsidiaries") and none of the real property currently or previously owned, leased, operated or used by Company, the Company Subsidiaries or Former Subsidiaries or their respective predecessors) is or was in violation of any Environmental Laws, except for Violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither the Company, the Company Subsidiaries or, to the Company's knowledge, Former Subsidiaries (or their respective predecessors) has Released at, on, from or under any real property (or, to the Company's knowledge, any other real property previously owned, leased, operated or used by the Company, the Company Subsidiaries or Former Subsidiaries or their respective predecessors) any Hazardous Substances in violation of any Environmental Laws, except for violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there has been no such Release by any previous owner or operator of any of the real property; (iii) none of the real property has during the Company's ownership, leasing, operation or use, or, to the Company's knowledge, prior to such ownership, leasing, operation or use, (a) had any underground storage tanks, as defined in 42 U.S.C. 6991(1)(A)(i), whether empty, filled or partially filled with any substance, or
(b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether in friable or non-friable condition; (iv) neither the Company, the Company Subsidiaries or Former Subsidiaries has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (v) during the Company's ownership, leasing, operation or use, or, to the Company's knowledge, prior to such ownership, leasing, operation or use, no event has occurred with respect to any of the real property which, with the passage of time or the giving of notice, or both, would constitute a violation or non-compliance with any applicable Environmental Law or Company permit; and (vi) there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the real property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the real property, or alleging any obligation under Environmental Laws; the Company and the Company

Subsidiaries hold all Permits required under any Environmental Law in connection with the use of the Real Property or the operation of the Business.

      "Environmental Laws" means, collectively, all federal, state and local statutes, European Union laws or directives, statutes in any jurisdiction in which the Company or any Company Subsidiary has operations or sells products, common law, authorizations, regulations, ordinances, codes, published guidelines and policies, directives, judgments, injunctions, decrees and orders (including all amendments thereto) pertaining to environmental matters including but not limited to: (A) the protection, investigation or restoration of the environment, health, safety (whether of employees, customers or other persons or property) or natural resources, (B) the handling, use presence, transport, disposal, release or threatened release of any Hazardous Substance, or (C) air, indoor air, noise employee exposure, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), or threat of injury to persons or property relating to any Hazardous Substance. Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act and comparable statutes in any other U.S. or non-U.S. jurisdiction in which the Company or the Companies Subsidiaries do business or sell Products, directly or indirectly.

      "Hazardous Substances" means and includes: (A) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar items are defined under any Environmental Law; (B) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) any polychlorinated biphenyls or polychlorinated biphenyl containing materials or fluids; (D) radon; (E) any other hazardous, explosive, flammable, infectious, carcinogenic, mutagenic, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste, including any radiation in connection with the manufacture, sale or use of current or past products of the Company and the Company Subsidiaries; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (G) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

      "Release" has the same meaning as given it by the Comprehensive Environmental Response and Liability Act of 1980, as amended and the regulations promulgated thereunder, and by any Applicable Laws outside the U.S.

      (T) Taxes. Except as described on Schedule 4.01(T) of the Disclosure
Letter: (i) all reports and returns with respect to Taxes and Tax related information reporting requirements that are required to be filed with any taxing authority or retained by or with respect to the Company or the Company Subsidiaries under Applicable Laws in the U.S. and in other jurisdictions where the Company or the Company Subsidiaries are located, have assets or conduct business, including without limitation consolidated Federal income tax returns of it and the Company Subsidiaries that are includible therein (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Company Tax Returns were true, complete and accurate in all material respects; (ii) all material Taxes due have been paid in full and with respect to Trophy, there have been no tax audits since

December 31, 2002 and with respect to the Company and all Company Subsidiaries, other than Trophy, there have been no tax audits, except as disclosed on
Schedule 4.01(T) of the Disclosure Letter; (iii) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company Financial Statements prior to the date of the Plan; (iv) no currently effective waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Company or the Company Subsidiaries;
(v) none of the Company, the Company Subsidiaries, Purchaser or any direct or indirect subsidiary of Purchaser, as a consequence of the Company's actions prior to the Effective Time, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in
Section 280G of the Code without regard to whether such payment is to be paid in the future; (vi) the Company and the Company Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any consolidated Company Tax Return, other than, for purposes of filing U.S. federal income tax returns, groups of which the Company is the common parent; (vii) no claim has ever been made by a US or foreign taxing jurisdiction contending that the Company or its subsidiaries did not timely file Company Tax Returns; (viii) no unsatisfied liens have been filed against the Company or its subsidiaries which have arisen in connection with any failure to pay any Tax; (ix) the Company and each subsidiary has withheld and paid all Taxes required in connection with amounts paid or due to any employee, independent contractor, creditor, shareholder or other third party and have complied with all laws related to the payment and withholding of taxes; (x) neither the Company nor any affiliates are a party to a Tax-sharing or Tax allocation agreement; (xi) no US nor foreign entity has liability for any tax under Treas. Reg. Section 1.1502-6 (or similar provision of state, local, or foreign law) and (xii) neither the Company nor its affiliates are collapsible corporations nor have either entities filed elections under Code Section 341(f).

      For purposes of the Plan, "Taxes" shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding, value added or similar taxes imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest, additions, or penalties with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law, together with any interest in respect of such additions or penalties.

      The "spin off" of the Company from its former parent (VitalWorks Inc., formerly known as InfoCure Corporation, "Former Parent") pursuant to the terms of the Agreement and Plan of Distribution, dated March 5, 2001, as between Former Parent and the Company (the "Spin-off Agreement") qualified for non-recognition of gain or loss under Section 355 (a) and Section 361(c) of the Code and the Company has not taken any actions which could reasonably contribute to a determination by the Internal Revenue Service that the transactions under the Spin-off Agreement (the "Distribution") were not tax free. To the knowledge of the Company, at the time of the Distribution neither the Company nor the Former Parent was party to any plan, agreement, understanding, arrangement or substantial negotiations whereby fifty percent (50%) or more (determined on the basis of either vote or value) of the stock of the Company was to be acquired by one or more persons; and no officer, director, or "controlling shareholder" (within the meaning of Treasury Regulation Section 1.355-7T(h)(3)) of the Company had discussions with any investment banker regarding a public offering of the Company's capital stock at the time of the Distribution or within one (1) year after the Distribution.

      (U) Accuracy of Information. The statements with respect to the Company and the Company Subsidiaries contained in the Plan, the Schedules to the Disclosure Letter, the Exhibits, the Annexes and any other written documents executed and delivered by or on behalf of it (by an authorized representative of the Company) pursuant to the terms of the Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      (V) Proprietary Rights.

            (i) Schedule 4.01(V)(i) of the Disclosure Letter sets forth all patents, trademarks, service marks, trade names, copyrights and franchises for which governmental approval or registration has been obtained, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from the Company or any of the Company Subsidiaries relating to any of the foregoing used by the Company or the Company Subsidiaries or intended to be used in products under development by the Company or the Company Subsidiaries. The intellectual property listed on Schedule 4.01(V)(i) and, to the extent in human or machine-readable form, all inventions, whether patentable or not, invention disclosures, improvements trade secrets, proprietary information, know how, technology, technical data and all moral and economic rights of inventors or authors (however denominated) throughout the world used by the Company or the Company Subsidiaries or intended to be used in products under development by the Company or the Company Subsidiaries are collectively referred to herein as the "Intellectual Property." Except as described in
Schedule 4.01(V)(i), the Company or a Company Subsidiary owns, or is licensed to, or otherwise has, the right to use the Intellectual Property that is required for the conduct of the Company's Business or Trophy's Business or used in connection with the creation, production, maintenance or servicing of any Products or any products or services planned or in development by the Company or any Company Subsidiary. Except as set forth on Schedule 4.01(V)(i) of the Disclosure Letter, none of the Company or any Company Subsidiary is in violation of, or infringing upon, any patent, trademark, service mark, trade name, copyright or franchise of any third party, and no written claims have been asserted, nor is there any litigation pending or threatened claiming such infringement. Except as set forth on Schedule 4.01(V)(i) of the Disclosure Letter, none of the Company or any Company Subsidiary has licensed or encumbered any of the Intellectual Property to any third party except pursuant to agreements and licenses with customers of the Company or the Company Subsidiaries in the ordinary course of business or except pursuant to support development or supply contracts or arrangements with third parties, nor have any other distribution rights with respect to the Intellectual Property been granted by the Company or any Company Subsidiary to a third party. None of the Company or any Company Subsidiary is in breach of any agreement set forth in Schedule 4.01(V)(i) of the Disclosure Letter, nor have any claims with respect to any such agreement been asserted nor is there any litigation pending or threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty. The Company and each Company Subsidiary has and is using reasonable efforts to protect its rights in and to maintain the secrecy of its trade secrets and other proprietary rights and information.

            (ii) No third party, including Thermo Electron Corp., has claimed or, to the Company's knowledge, has reason to claim that any Person employed by, or serving as an independent contractor of the Company or any Company Subsidiary has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation proprietary to such third party or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or any Company Subsidiary which suggests that such a claim might be contemplated. To the Company's knowledge, no person employed by or serving as an independent contractor of the Company, any Company Subsidiary or any predecessor of the Company or any Company Subsidiary has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, or has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product for the development or sale of any service or proposed service of the Company or any Company Subsidiary.

            (iii) Except as set forth on Schedule 4.01(V)(iii) of the Disclosure
      Letter:

                  (a) The computer software of the Company included in the
            Intellectual Property and the Products (the "Software") performs in all material respects in accordance with the documentation and other written material used in connection with the Software and to the Company's knowledge is free of material defects in programming and operation, is in machine-readable form, contains all current revisions of such Software and includes all computer programs, materials, know-how and processes related to the Software. The Company has delivered, or will deliver prior to the Effective Date, to Purchaser true and complete copies of all user and technical documentation related to the Software.

                  (b) The Company owns the entire right, title and interest in, to and under, or has acquired a license to use the Software used by it in the conduct of the Company's Business or Trophy's Business.

                  (c) All right, title and interest in and to the Software owned by the Company is free and clear of all Liens except as set forth on
            Schedule 4.01(V)(iii)of the Disclosure Letter. The Software owned by the Company or any Company Subsidiary or licensed by the Company or any Company Subsidiary is fully transferable to the Purchaser and its Affiliates. Except as set forth on Schedule 4.01(V)(iii), none of the Company or any Company Subsidiary has any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has the Company or any Company Subsidiary granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not, except pursuant to agreements and licenses with customers of the Company or the Company Subsidiaries entered into in the ordinary course of business.

                  (d) The Company and each Company Subsidiary has used
            commercially reasonable efforts to prohibit the public disclosure of the source code for the Software to any person or entity other than certain employees of the Company or a Company Subsidiary. The Company used commercially reasonable efforts to protect the confidential and proprietary nature of the Software.

      (W) No Restrictive Agreements. Except as set forth on Schedule 4.01(W), none of the

Company or any Company Subsidiary has entered into any agreement which restricts or affects the use of any of the Company Intellectual Property by the Company or any other entity controlled by, controlling or under common control with the Company or limits the business activities or products of the Company or any Company Subsidiary which may be produced, marketed or sold in any geographic area.

      (X) Absence of Questionable Payments. None of the Company or any Company Subsidiary or, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act. Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any current director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance with the provisions of Section 13(b) of the Securities Exchange Act.

      (Y) Opinion of Financial Advisor. The Company has received the opinions of: (i) William Blair & Company, L.L.C. dated the date hereof, to the effect that, as of such date, the Common Stock Merger Consideration to be received in the Merger by the holders of the Company Common Stock; and (ii) Sanders Morris Harris, LLC dated the date hereof, to the effect that, as of such date, the Preferred Stock Merger Consideration to be received in the Merger by the holders of the Company Series B Preferred Stock is fair to such stockholders from a financial point of view, and a copy of such opinions have been delivered to Purchaser. The Company has been authorized by William Blair & Company, L.L.C. and Sanders Morris Harris, LLC to permit the inclusion of their respective opinions in their entirety in the Proxy Statement. 4.02. PURCHASER AND ACQUISITION SUB REPRESENTATIONS AND WARRANTIES. Purchaser and Acquisition Sub, jointly and severally, hereby represent and warrant to the Company, as follows:

      (A) Recitals. Purchaser is a corporation duly organized and validly existing in good standing under the laws of the State of New Jersey, with its principal executive offices located in Rochester, New York. Acquisition Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Rochester, New York. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by the Plan.

      (B) Corporate Authority. The Board of Directors of Purchaser and Acquisition Sub each has approved the Plan and has authorized the execution hereof in counterparts. Subject to the required regulatory approvals referred to in SECTION 6.01(B), the Plan has been authorized by all necessary corporate action of Purchaser and Acquisition Sub, and is a valid and binding agreement of Purchaser and Acquisition Sub, enforceable against Purchaser and Acquisition Sub in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (C) No Defaults. Subject to any required filings under federal and state securities laws, and the matters described in SECTION 5.07 below the execution, delivery and performance of the Plan, and the consummation of the transactions contemplated hereby by it, does not and will not: (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or Acquisition Sub or of any of their respective subsidiaries or to which they or any of their respective subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on Purchaser or Acquisition Sub; (ii) constitute a breach or violation of, or a default under, the charter or by-laws of Purchaser or Acquisition Sub; or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on Purchaser or Acquisition Sub.

      (D) Accuracy of Information. The statements with respect to Purchaser and Acquisition Sub contained in the Plan, the Exhibits, the Annexes and any other written documents executed and delivered by or on behalf of Purchaser or Acquisition Sub pursuant to the terms of the Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      (E) Capital Resources. Purchaser has sufficient liquid assets to provide for payment of the Merger Consideration in accordance with the provisions set forth on ARTICLE II.


                                    ARTICLE V

                                    COVENANTS

The Company hereby covenants to Purchaser and to Acquisition Sub, and Purchaser and Acquisition Sub hereby covenant to the Company, as applicable, that:

5.01. EFFORTS. Subject to the terms and conditions of the Plan, Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with each other to that end. Without limiting the generality of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use best efforts to obtain the consent or approval of all persons party to a Significant Contract with the Company, to the extent such consent or approval is required in order for the Continuing Corporation to receive the benefits thereof.

5.02. COMPANY PROXY STATEMENT; STOCKHOLDER APPROVAL. As promptly as reasonably practicable following the date hereof, but in all cases on or before the 20th business day after the date of the Plan, the Company shall prepare and file with the SEC a proxy statement (the "Proxy Statement"), and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto and to cause the Proxy Statement to be mailed to the holders of Company Common Stock and Company Series B Preferred Stock in connection with the transactions contemplated hereby as promptly as practicable following the date hereof. The Company shall notify Purchaser as soon as reasonably practicable upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In connection with the foregoing, the Company shall call a special meeting (the "Meeting") of the holders of

Common Stock and Company Series B Preferred Stock to be held as soon as practicable for purposes of voting upon the approval of the Plan, and the Company shall use its reasonable best efforts (subject to the provisions of SECTION 5.06) to solicit and obtain votes of the holders of Company Common Stock and Company Series B Preferred Stock in favor of the approval of the Plan. The Company Board shall recommend approval of the Plan by such holders, unless the Company Board has complied with SECTION 5.06 and determines in good faith after receiving written advice from outside legal counsel, given in good faith, that withdrawal of its recommendation is required in order for its directors to comply with their fiduciary duties under applicable law.

5.03. COMPLIANCE WITH SECURITIES LAWS. The Company shall ensure that the Proxy Statement and all amendments or supplements thereto (A) will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended, and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that in no event shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning Purchaser or Acquisition Sub furnished by or on behalf of Purchaser or Acquisition Sub by an authorized representative specifically for use in the Proxy Statement.

5.04. PRESS RELEASES. The Company will not, without the prior approval of Purchaser (whose approval shall not be unreasonably withheld or delayed), and Purchaser and Acquisition Sub will not, without the prior approval of the Company (whose approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, or otherwise publicly disclose the terms and conditions of such transactions, except as otherwise required by law. It is anticipated that the first public announcement of the Plan or the transactions contemplated hereby will be a joint press release of the Company and Purchaser, acceptable to both parties, after the execution and delivery of the Plan.

5.05.    ACCESS; INFORMATION.  From and after the date of the Plan:

         (A) Subject to applicable law and preservation of the attorney-client privilege, upon reasonable notice, the Company shall and shall cause the Company Subsidiaries to afford Purchaser and its officers, employees, counsel, accountants and other authorized representatives, full and complete access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts and records, audit and tax work papers, personnel, professional advisors and such other persons or matters as Purchaser may reasonably request.

         (B) Purchaser will not use any information obtained pursuant to this
SECTION 5.05 for any purpose unrelated to the consummation of the transactions contemplated by the Plan and planning the post-acquisition activities of the Company and the Company Subsidiaries and, if the Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as: (i) such information or documents become publicly available other than by reason of any action or failure to act by Purchaser; (ii) any such information or document is required by law or applicable published stock exchange rule to be disclosed; or
(iii) Purchaser must provide such information in response to an examination or similar request of a Governmental Authority charged with supervision of it or any of its subsidiaries (subject to prior notice to, and consultation with, the Company). In the event of the termination of the Plan, Purchaser will, upon request by the Company, deliver to the Company all documents so obtained by Purchaser or confirm to the Company that all such documents have been destroyed. All parties hereto acknowledge that the letter agreement dated June 20, 2003, between the Company and Purchaser (the "Letter Agreement"), remains in full force and effect, and that the provisions of this SECTION 5.05 remain subject to the terms and conditions of such agreement.

         (C) As soon as practicable after the close of each month, but not later than the 15th of the month, commencing with the financial statements for the month ending July 31, 2003, the Company will provide the Purchaser with copies of its unaudited consolidating and consolidated financials statements for such month each of which shall be complete and accurate and prepared in conformity with the Company's Financial Statements, consistently applied.

5.06. ACQUISITION PROPOSALS. In the case of the Company, it shall not, and it shall cause the Company Subsidiaries, the directors, officers, or employees of the Company or any of Company Subsidiaries, or any of their respective attorneys, bankers, accountants, agents or other advisors (collectively, the "Company Representatives") not to, solicit or encourage inquires or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by the Plan; and the Company shall notify Purchaser immediately if and the terms of any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries. All pending negotiations or discussions by Company Representatives have been terminated and the Company's confidential information has been destroyed and returned as provided in the applicable confidentiality agreement. Nothing in the Plan will prevent the Company or the Company Board from: (i) providing information in response to a request therefore by a person who has made an unsolicited bona fide written proposal for an acquisition or purchase of the type described in the preceding sentence; or (ii) engaging in any negotiations or discussions with any person who has made such an unsolicited bona fide written proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii), the Company Board determines in good faith (after consultation with its financial advisors) that the proposal could reasonably result in a transaction more favorable to the holders of shares, as a group in their capacity as shareholders of Company Common Stock, from a financial point of view than the Merger or if counsel to the Company advises the Company Board of Directors that the failure to furnish information, negotiate or enter into appropriate agreements with such person could reasonably be expected to subject the Company's directors to liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws, in each case subject to the provisions of ARTICLE VII. If negotiations or discussions are initiated in accordance with the preceding sentence, the Company agrees that it will notify Purchaser immediately.

5.07. REGULATORY APPLICATIONS. Each of the parties hereto shall use its reasonable best efforts to promptly prepare and submit (and in any event, within twenty (20) business days after the date of the Plan or such shorter period as may be required by Applicable Law), applications to the appropriate Governmental Authorities responsible for competition or antitrust matters for approval of or non-objection to the Merger, including filings under the Hart-Scott-Rodino Act of 1976, as amended ("HSR") and any other competition or antitrust filing required to be filed as a result of the execution and delivery of the Plan or as a condition to the consummation of the Merger in the European Union or any member state thereof or other jurisdiction (collectively with the filings under HSR, the "Competition Filings").

         The parties will cooperate in good faith to identify as soon as practicable (and in any event, within ten (10) days after the date of the Plan), all of the Competition Filings or any other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger and make all such filings promptly thereafter.

         Without limiting the foregoing, each of the parties hereto agrees to cooperate with the other and, subject to the terms and conditions set forth in the Plan, use its reasonable best efforts to prepare and file all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by the Plan. In furtherance and not in limitation of the foregoing, the parties shall use their best efforts to resolve any objections as may be asserted with respect to the Competition Filings, provided, however, in that no event shall Purchaser or the Company be required, in order to secure the consents, approvals or absence of objections under the Competition Filings, as applicable, be required to limit or divest any existing business activity or engage in litigation. Each of the Company and Purchaser shall, to the extent practicable, consult with the other, subject to applicable laws relating to the exchange of information, with respect to all written information submitted to, any regulatory authorities in connection with the transactions contemplated by the Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by the Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing sentence, the Purchaser and Acquisition Sub, on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If any such party receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger and transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

5.08.    CURRENT INFORMATION.

         (A) The Company shall promptly notify Purchaser of: (i) any significant change in the business or operations of the Company or any Company Subsidiary;
(ii) any significant variation in sales or revenues from the budget for 2003 set forth on Schedule 3.01(L) of the Disclosure Letter; (iii) any complaints, investigations or hearings of any Governmental Authority relating to the Company or any Company Subsidiary; (iv) the institution of Litigation involving or relating to the Company or any Company Subsidiary wherein injunctive relief is sought or the amount of damages claimed, individually or in the aggregate for a series of related claims, exceeds $100,000, or, if no amount of damages is, individually or in the aggregate for a series of related claims, claimed then wherein the amount of damages if reasonably estimable, exceeds $100,000 or any significant documents or pleadings to be made or received in any such pending litigation; (v) any event or condition that would cause any of the Company's representations or warranties set forth herein not to be true and correct as of the Effective Time or prevent the Company from fulfilling its obligations hereunder; or (vi) the receipt of any letter or other communication from any Governmental Authority, including the SEC and the FDA, with respect to the business or operations of the Company or any Company Subsidiaries with regard to a review, audit, inspection or similar activity by such Governmental Authority or any warning letters, recall notices, field notifications or alerts from the FDA or any Non-U.S. Governmental or quasi-Governmental Authority.

         (B) Purchaser shall notify the Company of: (i) any event or condition that would cause any of Purchaser's representations or warranties set forth herein not to be true and correct as of the Effective Date or prevent Purchaser from fulfilling its obligations hereunder; or (ii) of any denial of any application filed by Purchaser with any Governmental Authority with respect to the Plan.

5.09. INDEMNIFICATION/LIABILITY COVERAGE.

         (A) For six (6) years after the Effective Date, Purchaser shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by the Plan) to the extent such persons are entitled to indemnification under the DGCL, the Company's Certificate of Incorporation and by-laws and pursuant to indemnification agreements, as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.

         (B) The Company shall secure "tail" or "run-off" coverage under its existing directors' and officers' liability insurance policy, containing comparable coverage to that currently provided, prior to the Effective Date covering persons who are currently covered by such insurance against "wrongful acts" as defined by such insurance policy, committed prior to the Effective Date. Such "tail" or "run-off" coverage shall cover a period of at least six (6) years after the Effective Date, provided, however, that if the cost of maintaining such coverage will exceed one hundred fifty percent (150%) of the premium for the policy period in effect as of the Effective Date, the Company will consult with Purchaser before obtaining such coverage. The parties acknowledge that the cost of such "tail" or "run-off" coverage shall not be required to be included in the budget for 2003 set forth on Schedule 3.0(L) of the Disclosure Letter.

         (C) Any Indemnified Party wishing to claim indemnification under
SECTION 5.09(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided, that the failure so to notify shall not affect the obligations of Purchaser and the Continuing Corporation under SECTION 5.09(A) unless and to the extent such failure impairs the ability of the Purchaser to obtain coverage for the action under its insurance or the ability of the Purchaser to defend the claim. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and (ii) if the Continuing Corporation fails to assume such defense in a reasonable period of time after notice from the Indemnified Party, the Indemnified Party may, on notice to Purchaser and the Continuing Corporation, conduct its own defense, and the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefore are received.

5.10. CERTAIN TAX ELECTIONS. Prior to the earlier of the Effective Date or the due date under the Code, the Company shall file or cause to be filed with the Internal Revenue Service an election to treat the acquisition of Trophy under Section 338(g) of the Code together with all other information necessary to establish the bases for such election. The Company shall permit the Purchaser to review the proposed filing prior to its submission to the Internal Revenue Service and consider any comments which Purchaser may have with respect thereto. The Company has, or within five (5) business days after execution of the Plan shall, deliver to Purchaser true and complete copies of all valuations of assets, including the assets of Trophy, in its possession. The Company shall, prior to closing, supply documentation evidencing receipt by the Internal Revenue Service of the timely filing of the election. In connection with the filing of any Company Tax Returns that are filed after the signing of this agreement, neither the Company nor its Subsidiaries shall make any election or adopt any accounting method inconsistent with its prior Company Tax Return filings and shall make all filings in accordance with past business practices.

5.11. CERTAIN INTELLECTUAL PROPERTY INFORMATION. Simultaneously herewith, the Purchaser and Company shall enter into a joint privilege agreement relating to certain of the Company's Intellectual Property and the Company shall deliver to Purchaser true and complete copies of all opinions, studies, clearances and other records relating to the Company's and Trophy's Intellectual Property.

5.12. CONSENTS, PERMITS, AUTHORIZATIONS. The Company shall, and shall cause the Company Subsidiaries to, use their commercially reasonable efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Plan, including to obtain, prior to the Effective Date, all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are required to be obtained prior to the Effective Time for consummation of the transactions contemplated by the Plan and to vest in the Continuing Company and its subsidiaries all such licenses, permits, consents, approvals, authorizations and qualifications to conduct the Company's Business and Trophy's Business, including all marketing authorizations (however designated) to sell the products of the Company's Business and Trophy's Business, whether held by them or others on their behalf prior to the Effective Date.

5.13. WARRANT. The Company shall use its reasonable best efforts to terminate that certain Warrant to Subscribe for Ordinary Shares, dated March 28, 2002, in favor of Singer & Friedlander Limited, pursuant to which it may acquire up to one percent (1%) of the outstanding shares of PracticeWorks Limited on a fully diluted basis.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Purchaser and the Company to consummate the Merger is subject to the fulfillment or written waiver by Purchaser and the Company prior to the Effective Time of each of the following conditions:

         (A) Stockholder Approvals. The Plan and the Merger shall have been duly adopted by the requisite vote of the holders of Company Common Stock and Company Series B Preferred Stock, including, as to the latter, approval of any necessary amendments to the Certificate of Designation necessary to cause the Company Series B Preferred Stock to participate in the transactions contemplated by the Plan in accordance with its terms.

         (B) Regulatory Approvals. All of the Competition Filings shall have been made and any approvals or consents of the applicable Governmental Authorities required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, except where the failure to obtain such approval or consent would not reasonably be expected to have an impact on the ability of the parties to consummate the transaction or result in any adverse consequences to any party hereto other than immaterial financial damages.

         (C) No Injunction. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Plan.

         (D) No Litigation. There shall be no action or proceeding pending or threatened which challenges the consummation of the transactions contemplated by the Plan or seeks to obtain material damages with respect thereto or to void or terminate or invalidate any Significant Contract of the Company or any Company Subsidiary.

6.02. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

         (A) Representations and Warranties. The representations and warranties of Purchaser and Acquisition Sub set forth in the Plan shall be true and correct in all material respects, or with respect to any representation or warranty which is limited by materiality or Material Adverse Effect as written, such representations and warranties shall be true and correct as written, as of the date of the Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of the Plan or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Acquisition Sub by an officer of Purchaser and Acquisition Sub to such effect.

         (B) Performance of Obligations Of Purchaser and Acquisition Sub. Purchaser and Acquisition Sub shall have performed in all material respects all obligations required to be performed by each of them under the Plan at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Acquisition Sub by an officer of Purchaser and Acquisition Sub to such effect.

6.03. CONDITIONS TO OBLIGATION OF PURCHASER AND ACQUISITION SUB. The obligation of Purchaser and Acquisition Sub to consummate the Merger is also subject to the fulfillment or written waiver by Purchaser prior to the Effective Time of each of the following conditions:

         (A) Representations and Warranties. The representations and warranties of the Company set forth in the Plan shall be true and correct in all material respects, or with respect to any representation or warranty which is limited by materiality or Material Adverse Effect as written, such representations and warranties shall be true and correct as written, as of the date of the Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of the Plan or some other date shall be true and correct as of such date), and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by an officer of the Company to such effect.

         (B) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under the Plan at or prior to the Effective Time, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by an officer of the Company to such effect; provided, however, that the failure to obtain the termination described in SECTION 5.13 shall not be deemed to be a failure of the Company to have performed any of its obligations hereunder.

         (C) Company Third Party Consents. The Company shall have obtained the consent or approval of each person whose approval shall be required under any Significant Contract in order to consummate the transactions contemplated by the Plan except: (i) those which are not reasonably likely to have a material adverse effect on the benefits of the transactions contemplated hereby to the Continuing Corporation or the Purchaser; or (ii) those which may be necessary or required under that certain Credit Agreement, dated as of December 23, 2002, among the Company, as Borrower, the Subsidiaries of the Borrower Identified therein, as Guarantors, and the Bank of America, N.A. as Administrative Agent and Lender, as amended by the First Amendment to Credit Agreement, dated January 31, 2003, and as further amended by the Second Amendment to Credit Agreement, dated February 14, 2003 as such may be amended, from time to time.

         (D) Working Capital Deficit. The Working Capital Deficit (as defined below) of the Company and the Company Subsidiaries on a consolidated basis as shown on the consolidated Company Interim Financial Statements at the end of the month immediately preceding the Effective Date is not greater than $2,750,000. For purposes of this SECTION 6.03(D), the term "Working Capital Deficit" shall mean the total current assets of the Company and the Company Subsidiaries on a consolidated basis minus the total current liabilities of the Company and the Company Subsidiaries on a consolidated basis as shown on the consolidated balance sheet of the Company prepared in accordance with GAAP and consistent with prior practice.

         (E) Opinions of Counsel. The Purchaser shall have received the opinions of counsel to the Company, Kilpatrick Stockton LLP, or other counsel of national reputation reasonably acceptable to Purchaser that the acts or omissions of the Company subsequent to the consummation of the transactions contemplated by the Spin-off Agreement shall not cause those transactions to be taxable under
Section 355 of the Code and the Company has no liability to its former parent with respect thereto pursuant to Section 2.04(b) of that certain Tax Disaffiliation Agreement by and between the Former Parent and the Company.

         (F) Resignations. The directors and officers of the Company and the Company Subsidiaries shall have resigned such offices effective as of the Effective Time.

         (G) Company Directors' and Officers' Tax Certificates. Certificates of each of the Chief Executive Officer and the Chief Financial Officer and each officer and director of the Company who has continuously served in such capacity since the Distribution, and "controlling shareholder" (as defined in Section 1.355-7T(h)(3)) of the Company (determined as of the time of the Distribution and at Closing) certifying that such persons did not have at the time of the Distribution, or within one (1) year after the Distribution, any agreement, understanding, arrangement, plan or discussions with investment bankers regarding a public offering of the Company's capital stock.

                                   ARTICLE VII

                                   TERMINATION

7.01. TERMINATION. The Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

         (A)      By the mutual consent of Purchaser and the Company;

         (B) By Purchaser and Acquisition Sub, on the one hand or the Company, on the other, in the event of: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (provided that a party may terminate the Plan pursuant to this SECTION 7.01(B) only with respect to a breach or breaches that would cause the conditions described in SECTION 6.02(A) or SECTION 6.03(A), as the case may be, not to be satisfied); or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

         (C) By Purchaser and Acquisition Sub, on the one hand, or the Company, on the other, in the event that the Merger is not consummated by December 31, 2003, provided that the terminating party is not then in breach of the Plan;

         (D) By any party hereto, in the event that any stockholder approval contemplated by SECTION 6.01(A) is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by
SECTION 6.01(B) will not be approved or has been denied;

         (E) By the Purchaser at any time prior to the approval of the stockholders of the Company as contemplated by SECTION 6.01(A), if the Company Board shall have: (i) failed to make its recommendation referred to in SECTION 5.02; (ii) withdrawn such recommendation required under SECTION 5.02; (iii) modified or changed such recommendation in a manner materially adverse to the interests of Purchaser; or (iv) failed to reconfirm such recommendation following the receipt of an inquiry or proposal of a type referred to in SECTION
5.06 within five (5) business days after a written request by Purchaser to do so; or

         (F) By the Company at any time prior to the stockholder approval contemplated by SECTION 6.01(A), if the Company Board, pursuant to the actions permitted by the second sentence of SECTION 5.06, should have authorized the Company, immediately following such termination, to enter into an agreement with any third party with respect to the merger of the Company or the sale of all or substantially all of the assets of the Company.

7.02.    EFFECT OF TERMINATION.

         (A) In the event of the termination of the Plan pursuant to this
ARTICLE VII, the Plan shall forthwith be terminated and have no further effect, except as specifically provided herein and, except as expressly provided herein, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, the Plan.

         (B) The Company hereby agrees to pay Purchaser, and Purchaser shall be entitled to payment of, a nonperformance fee (the "Termination Fee") of Twelve Million Dollars following the termination of the Plan: (i) by Purchaser pursuant to SECTION 7.01(E); or (ii) by the Company pursuant to SECTION 7.01(F). Such payment shall be made in immediately available funds within twenty (20) business days after delivery of a notice from Purchaser requesting such payment.

         (C) If the Company fails to pay, if and when due, the amount due pursuant to this SECTION 7.02, and, in order to obtain such payment, Purchaser commences a suit against the Company for the fee set forth in this SECTION 7.02 and is determined to be entitled to such fee, the Company shall pay to Purchaser its reasonable costs and expenses, including for investigation, preparation and prosecution of such suit and any settlement negotiations (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate prescribed for interest on judgments in such jurisdiction from the date such payment was required to be made.

                                  ARTICLE VIII

                                  OTHER MATTERS

8.01. SURVIVAL. SECTION 5.09 and this ARTICLE VIII shall survive the Effective Time. If the Plan is terminated pursuant to ARTICLE VII prior to the Effective Time, SECTIONS 5.05(B) and this ARTICLE VIII shall survive such termination and
SECTION 7.02 shall survive termination of the Plan pursuant to SECTION 7.01(E) OR (F) until all amounts due to the Purchaser shall have been paid in full. All other representations, warranties, covenants and agreements in the Plan will not survive the Effective Time or termination pursuant to ARTICLE VII, provided that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of the Plan or any willful or intentional material misstatement or failure to state any item required to be stated therein.

8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of the Plan may be: (A) waived in writing by the party benefiting by the provision; or (B) amended or modified at any time, in either case by an agreement in writing among the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as the Plan, except that, after the vote by the stockholders of the Company, no amendment may be made that requires further approval of such stockholders under applicable law without obtaining such approval.

8.03. COUNTERPARTS. The Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. The Plan shall become effective when one counterpart has been signed by each party hereto.

8.04. GOVERNING LAW. The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby. Such expenses incurred by the Company and the Company Subsidiaries shall be obligations of the Company and shall be paid by it or by the Continuing Corporation or the Purchaser; provided, however, such expenses shall be current liabilities on the consolidated balance sheet of the Company described in SECTION 6.03(D).

8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.05(B) and the terms and conditions of the Letter Agreement, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), delivered by courier or overnight delivery service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Acquisition Sub to:  Eastman Kodak Company
                                        343 State Street
                                        Rochester, NY  14650
                                        Attention:  Kenneth K. Doolittle

                                        Fax:  (585) 724-9448

         With a copy to:                Nixon Peabody LLP
                                        Clinton Square
                                        P.O. Box 31051
                                        Rochester, NY  14603-1051
                                        Attention:  Deborah McLean Quinn
                                        Fax:  (585) 263-1600

If to the Company to:                   PracticeWorks, Inc.
                                        1765 The Exchange
                                        Atlanta, GA 30339
                                        Attention: Chairman of the Board
                                        Fax:  (770) 850-5011

         With a copy to:                Kilpatrick Stockton LLP
                                        1100 Peachtree Street
                                        Suite 2800
                                        Atlanta, GA  30309
                                        Attention:  Reinaldo Pascual
                                        Fax:  (404) 541-3332

8.08. DEFINITIONS. Any term defined anywhere in the Plan shall have the meaning ascribed to it for all purposes of the Plan (unless expressly noted to the contrary). In addition:

         (A) The term "Material Adverse Effect," means an event, occurrence or circumstance which: (i) has a material adverse effect on the business, operations, financial condition or results of operations, or prospects of the Company and the Company Subsidiaries, taken as a whole, or on the Company's Business or Trophy's Business; or (ii) would materially impair the Company's ability to timely perform its obligations under the Plan or the consummation of any of the transactions contemplated hereby; provided, that a Material Adverse Effect with respect to the Company shall not include (y) events or conditions generally affecting the Company's industry or effects resulting from general economic conditions, changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on the Company and the Company's Subsidiaries taken as a whole, the Company's Business or Trophy's Business than that experienced by similarly situated companies; or (z) acts of a public enemy, acts of war, terrorism, or national or international calamities.

         (B) The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

         (C) The definitions for the following terms may be found at the locations noted below:

        DEFINED TERM                  LOCATION
        ------------                  --------
Acquisition Sub                       Preamble

Applicable Law                        4.01 (M)(i)

Certificate of Designation            2.01 (C)

Client                                4.01 (N)(iii)

Common Stock Certificates             2.03 (B)

Common Stock Merger Consideration     2.01 (B)

Company                               Preamble

Company Board                         4.01 (F)

Company Common Stock                  4.01 (A)

Company Contract                      4.01(N)(i)

Company Deferred Stock Grants         4.01 (C)

Company Derivative Securities         2.05


        DEFINED TERM                  LOCATION
        ------------                  --------

Company Preferred Stock               4.01 (A)

Company Reports                       4.01 (H)(i)

Company Representatives               5.06

Company Rights Plan                   Recitals (D)

Company Series B Preferred Stock      4.01 (A)

Company Stock Options                 4.01 (C)

Company Subsidiary                    4.01 (D)

Company Tax Returns                   4.01 (T)

Company Warrants                      4.01 (C)

Company's Business                    3.01 (A)

Company's Financial Statements        4.01 (H)(ii)

Company's Interim Financials          4.01 (H)(ii)

Compensation and Benefit Plans        4.01 (P)(i)

Competition Filings                   5.07 (A)

Continuing Corporation                1.01 (A)

Derivative Security Transmittal       2.05 (D)
Letter

DGCL                                  1.01 (A)

Disclosure Letter                     3.01 (B)

Dissenting Shares                     2.06 (A)

Distribution                          4.01 (T)

Distribution Date                     Recitals (D)

Effective Date                        1.02 (A)

Effective Time                        1.02 (B)

Environmental Laws                    4.01 (S)

ERISA                                 4.01 (P)(ii)

ERISA Plans                           4.01 (P)(ii)

Exchange Agent                        2.03 (A)

Excluded Shares                       2.01 (B)

FDA                                   4.01 (M)(i)

Former Parent                         4.01 (T)

Former Subsidiaries                   4.01 (S)(i)

GAAP                                  4.01 (H)(ii)

Governmental Authority                4.01 (L)

Hazardous Substances                  4.01 (S)

HIPAA                                 4.01 (M)(i)

HSR                                   5.07

Indemnified Party                     5.09 (A)

Intellectual Property                 4.01 (V)(i)

Letter Agreement                      5.01

Liens                                 4.01 (D)

Litigation                            4.01 (L)

Material Adverse Effect               8.08 (A)

Meeting                               5.02

Merger                                Recitals (A)

Merger Consideration                  2.01 (C)

Multiemployer Plans                   4.01 (P)(ii)

NLRB                                  4.01 (Q)(i)

Pension Plan                          4.01 (P)(ii)

Plan                                  Preamble

Preferred Stock Merger Consideration  2.01 (C)

Proxy Statement                       5.02

Purchaser                             Preamble

Purchaser's Benefit Plans             8.10

Release                               4.01 (S)

Rights                                8.08 (B)

SEC                                   4.01 (H)(i)

Series B Preferred Stock              2.03 (B)
Certificates

Share Acquisition Date                Recitals (D)

Significant Contract                  4.01 (N)(ii)

Software                              4.01 (V)(iii)(a)

Spin-off Agreement                    4.01 (T)

Stockholders' Agreement               Recitals (C)

Taxes                                 4.01 (T)

Termination Fee                       7.02 (B)

Trophy                                3.01 (A)

Trophy's Business                     3.01 (A)

Working Capital Deficit               6.03 (D)

8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. The Plan and all Schedules, Exhibits and Annexes hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made other than the Letter Agreement, which shall survive the execution and delivery of this Agreement (except as contemplated in the Letter Agreement to be superseded by this Plan). Nothing in the Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of the Plan, except that SECTION 5.09 is intended to confer on the persons named therein those rights expressly stated in such Section.

         8.10. EMPLOYEE MATTERS. Employees of the Company and the Company Subsidiaries after the Effective Time shall continue to be generally entitled:
(A) to participate in the Compensation and Benefit Plans of the Company or the Company Subsidiaries in which the employees participate prior to the Effective Time; or (B) to benefits and compensation which in the aggregate are substantially equivalent to such benefits and compensation, for at least twelve
(12) months following the Effective Time, provided that nothing in the Plan or this SECTION 8.10 shall constitute a promise or guaranty of employment for such twelve- (12) month period or any period or to convert any employee from an employee whose employment is terminable at will, with or without cause. To the extent that employees of the Company and Company Subsidiaries are provided benefits under employee benefit plans, programs and arrangements maintained by or contributed to by Purchaser and its affiliates during such twelve-month period after the Effective Date ("Purchaser's Benefit Plans"), Purchaser shall, or shall cause its affiliates to, cause each such plan, program or arrangement to treat the prior service with the Company and the Company Subsidiaries of each such employee immediately prior to the Effective Date as service rendered to Purchaser or its affiliates, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual except with respect to vacation benefits) to a substantially similar extent as such service is recognized under corresponding plans, programs or arrangements of the Company and the Company Subsidiaries prior to the Effective Date; and the Purchaser shall cause such Purchaser Benefit Plan, to the extent possible under the terms of such benefits plans, to (i) give credit to such employees for any deductible or out-of-pocket amounts paid by such employees under the corresponding Company Compensation and Benefit Plan for the plan year in which the change occurs; and
(ii) waive any preexisting condition limitation that was waived or satisfied under the terms of the Company Benefit Plan immediately prior to the Effective Date and apply any waiting period limitations that would otherwise be applicable to such employee on or after the Effective Date in a manner consistent with the way Purchaser and its affiliates would treat similarly situated employees of Purchaser and its affiliates taking into consideration the service such employees had with the Company and Company Subsidiaries.

8.11. HEADING. The headings contained in the Plan are for reference purposes only and are not part of the Plan.

8.12 INTERPRETATION; EFFECT. When a reference is made in the Plan to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of, or Exhibit or Annex or Schedule to, the Plan unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in the Plan, they shall be deemed to be followed by the words "without limitation", no provision of the Plan shall be construed to require the Company, Purchaser or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

8.13 BINDING EFFECT. This Plan and the obligations and covenants hereunder that survive the Effective Time, including obligations of and relating to the Continuing Corporation, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                         [signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                  EASTMAN KODAK COMPANY


                                  By:/s/ Daniel I. Kerpelman
                                     -----------------------------
                                     Daniel I. Kerpelman,
                                     Senior Vice President


                                  PEACH ACQUISITION, INC.


                                  By:/s/ Daniel I. Kerpelman
                                     -----------------------------
                                     Daniel I. Kerpelman, President



                                  PRACTICEWORKS, INC.


                                  By: /s/ James K. Price
                                      -----------------------
                                      James K. Price, Chief Executive Officer
                                      and President





                                       37